Exhibit 10.7
CONSULTING AND NONCOMPETITION AGREEMENT
     THIS AGREEMENT is made as of this 1st day of May, 2011 by and between ALLEGHENY TECHNOLOGIES INCORPORATED (hereinafter “ATI”), a Delaware corporation, having its principal offices at 1000 Six PPG Place, Pittsburgh, PA 15222-5479, and JON D. WALTON (hereinafter, the “CONSULTANT”), residing at [home address omitted].
     WHEREAS, ATI is a manufacturer of specialty metals and materials and has developed and possesses certain business plans and strategies and certain information, data, and experience, relating to the manufacture and sale of such products and which information, data, and experience (hereinafter referred to and further defined below as “INFORMATION”) are confidential, proprietary, and valuable commercial asset to ATI; and
     WHEREAS, CONSULTANT and ATI have agreed that CONSULTANT is voluntarily retiring from active employment with ATI effective as of the close of business on April 30, 2011;
     WHEREAS, CONSULTANT and ATI are entering into a subsequent consulting and noncompetition arrangement whereby ATI would compensate CONSULTANT and ATI would have the benefit of CONSULTANT’S SERVICES (as defined below) and covenants that CONSULTANT would not compete with ATI during the period of the consulting arrangement; and
     WHEREAS, ATI now desires to obtain exclusivity of such SERVICES and CONSULTANT desires to undertake the performance of such SERVICES and agrees to certain noncompetition covenants to survive the termination of the consulting arrangement.
     NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions herein and intending to be legally bound, the parties agree as follows:
     SECTION 1. EXCLUSIVE SERVICES
     (a) As used herein, CONSULTANT’S SERVICES means consulting services, as reasonably requested by the Board or Chief Executive Officer of ATI or his designee (the “CEO”) from time to time, to be rendered by CONSULTANT exclusively to ATI in connection with the executive transition; corporate strategy; corporate governance, ethics and compliance; acquisitions (including due diligence); institutional issues; STAL; corporate secretary; human resources, executive compensation, and talent development/evaluation; labor relations; community relations; legal and regulatory; shareholder and Board meetings and reporting and disclosure of corporate matters and such other matters as the Consultant and ATI may reasonably agree.
     (b) It is understood and agreed that SERVICES shall not include confidential or proprietary information of any third party.

     (c) CONSULTANT shall devote the time necessary to perform SERVICES. The parties expect that the Consultant shall be required to devote approximately one fifth of a normal work schedule per month over the duration of this Agreement to perform the SERVICES.
     (d) CONSULTANT shall provide SERVICES to ATI during the term of this Agreement with the title of “Senior Advisor.” The SERVICES are expected to be performed primarily in ATI’s corporate headquarters or such other locations as the parties may from time to time reasonably agree.
     (e) CONSULTANT may be requested by ATI to participate (as author, coauthor, or editor) in the creation of written reports, speeches, and collateral materials pertinent to the subject matter of the consultation.
     (f) CONSULTANT agrees, during the term of this Agreement, not to enter into any agreement or arrangement, consulting or otherwise, with third parties in any way related to specialty metals and materials and processes which are the same or similar to those produced, sold or used by ATI or which are the subject of any SERVICES under this Agreement. In the event CONSULTANT wishes to render services to other business organizations, CONSULTANT will notify ATI in writing and request a determination of whether or not ATI objects to CONSULTANT’S rendering such services, and ATI will promptly respond with its determination. Nothing in this agreement is intended to prevent CONSULTANT from providing services to charitable or nonprofit organizations.
     SECTION 2. COMPENSATION
     (a) ATI shall pay CONSULTANT starting on May 1, 2011 on the first business day of each month thereafter a fee for SERVICES to be rendered at the rate of $62,500 per month for each of the first twelve (12) months of the Term of this Agreement, $31,250 for each of months 13 through 24 of the Term and at the rate of $15,625 per month for each of months 25 through 36 of the Term.
     (b) As an employee of ATI, the CONSULTANT received awards under the Performance/Restricted Stock Program (the “PRSP”), the Total Shareholder Return Program (the “TSRP”), the Key Executive Performance Plan (the “KEPP”) and the Performance Equity Payment Plan (the “PEPP”). The PRSP, the TSRP, the KEPP and the PEPP are referred to collectively as the “Long Term Programs.” So long as CONSULTANT performs SERVICES in accordance with this Agreement throughout the Term, the period during which the CONSULTANT renders SERVICES will be counted as service within the meaning of the 2009-2011 and 2010-2012 PRSP, TSRP, KEPP and PEPP enabling the CONSULTANT, inter alia, to receive payment of the amount earned under such Long Term Programs without pro ration. With respect to the 2011-2013 TSRP and KEPP, the CONSULTANT shall receive a pro rata share of those programs for the period the CONSULTANT remains a full-time employee.

     (c) In the event the CONSULTANT cannot or does not perform SERVICES under this Agreement for the full Term, the date the CONSULTANT ceases to perform SERVICES shall be deemed a retirement or, if applicable, death within the meaning of the Long Term Programs. In that event, any outstanding awards shall be prorated as required under the terms of the Long Term Programs using the sum of the period of time the CONSULTANT was an employee of ATI and the number of full months during which SERVICES were provided under this Agreement as a numerator and 36 as a denominator.
     (d) CONSULTANT will participate, if at all in any annual bonus plans only if and on the terms and conditions deemed appropriate by the Personnel & Compensation Committee of the Board of ATI (the “Committee”).
     (e) The Committee may, but shall not be required to, include the CONSULTANT in any short or long term incentive plans that are adopted by the Company in 2012 and, if the CONSULTANT is included in any such plan, the Committee shall have all discretion as to amounts, terms and conditions as given the Committee under the respective plans.
     (f) ATI will reimburse CONSULTANT for all reasonable and authorized out-of-pocket travel and living expenses including lodging, food, transportation, parking and telephone and internet connection tolls incurred by CONSULTANT in connection with performing SERVICES. Travel, including the use of ATI leased aircraft, and lodging expenses are expected to be of a nature appropriate to an executive of ATI. ATI expects to provide CONSULTANT with office space and reasonable clerical support, which may be provided in the ATI corporate headquarters, relating to performing SERVICES. Reimbursement for expenses will be made only upon presentation of reasonable evidence showing the date, nature and amount of the expense incurred and submitted in such a manner as ATI may require, which requirements shall generally follow the ATI expense reimbursement policies in effect from time to time.
     (g) CONSULTANT will submit an invoice, with supporting documentation, to ATI as soon as feasible after the end of each month during which the expenses for which reimbursement is sought were incurred containing sufficient detail of expenses for which reimbursement is requested.
     (h) ATI will provide the CONSULTANT with a laptop computer and Blackberry or similar device(s) as ATI deems to be appropriate under the circumstances.
     (i) It is understood that all benefits, including coverage under ATI’s medical plan, to which CONSULTANT is entitled as a full-time employee of ATI will terminate and be in accordance with CONSULTANT’S retirement benefits as a former ATI employee.
     (j) Subscriptions to newspapers, periodicals, trade journals, and the like which are provided by the Company may continue through their current expiration dates, but thereafter the cost thereof will be the responsibility of the CONSULTANT.

     SECTION 3. TERM
     (a) This Agreement is effective as of May 1, 2011 and, unless earlier terminated as set forth in Subsection (b) below, shall continue for a period of thirty six (36) months thereafter until April 30, 2014. Thereafter, this Agreement may be extended for additional monthly periods upon the mutual agreement of the parties.
     (b) This Agreement may be terminated by either party prior to April 30, 2014 only upon (i) by ATI, as described in Subsection 6(b) below, failure of the CONSULTANT to timely and professionally provide SERVICES as reasonably requested by the CEO or the breach by the CONSULTANT of any of the several covenants in this Agreement or (ii) by the CONSULTANT, the failure by ATI to pay when due the fees and reimbursements under Section 2, except for failures which are cured within 30 days of written notice of such failure. The parties specifically agree that, notwithstanding an early termination of this Agreement, the obligations under Sections 7, 8, 9, 10, and 11 shall continue and remain in full force and effect.
     SECTION 4. ABSENCE OF THIRD-PARTY RESTRICTIONS
     CONSULTANT represents that he has the right to enter into this Agreement and to perform SERVICES exclusively for ATI, and that there are no restrictions whatsoever imposed on CONSULTANT by virtue of services to others, nor under any third-party agreement or otherwise which would prevent him from performing SERVICES for ATI or observing or complying with all the provisions of this Agreement.
     SECTION 5. INDEPENDENT CONTRACTOR STATUS
     (a) CONSULTANT shall be an independent contractor and not an employee or agent of ATI. Amounts paid to the CONSULTANT hereunder shall be reported on Form 1099 and the CONSULTANT shall be responsible for any self-employment taxes with respect to such amounts. ATI disclaims the right to control the manner of performance by CONSULTANT. CONSULTANT shall not be considered, under this Agreement or otherwise, to be entitled to ATI benefits or coverage or benefits under ATI employee plans, qualified or non-qualified.
     (b) CONSULTANT agrees to indemnify ATI for any personal injury or property damage sustained by CONSULTANT, other individuals, or any entity while performing SERVICES for or on behalf of ATI. CONSULTANT will provide proof of liability insurance coverage acceptable to ATI for said indemnification, including but not limited to Automobile Liability insurance with minimum limits of $100,000 single limit or $100,000/$300,000 bodily injury and $100,000 property damage for use of a personal automobile while performing services for or on behalf of ATI.
     (c) Any tax, license fees, permits, or regulatory filings, or other conditions imposed upon or required to render SERVICES shall be satisfied by CONSULTANT.

     SECTION 6. NO RIGHT TO SUBCONTRACT
     (a) The provision of SERVICES under this Agreement is personal to the CONSULTANT. CONSULTANT may not subcontract any portion of his SERVICES hereunder to others without the prior written consent of ATI and ATI’s written approval of the terms and conditions of each such subcontract. Subcontracting any part of the SERVICES under this Agreement, if approved by ATI, shall not relieve CONSULTANT of any of his obligations with respect thereto.
     (b) CONSULTANT represents himself to possess skills and professional ability requisite to performance of SERVICES. Health and stamina of CONSULTANT adequate to permit efficient rendering of SERVICES, including travel, is a condition to the continued effectiveness of this Consulting Agreement. Upon total disability or death of CONSULTANT, this Agreement shall terminate immediately and no further payments shall become due from ATI.
     SECTION 7. PATENT RIGHTS AND COPYRIGHTS
     (a) CONSULTANT shall promptly disclose to ATI all discoveries, inventions, and improvements, patentable or non-patentable, conceived, made or developed by CONSULTANT after the date of this Agreement arising out of the performance of SERVICES under this Agreement. All such discoveries, inventions, and improvements shall be the sole and exclusive property of ATI in respect to any and all countries, their territories and possessions. CONSULTANT shall perform at the request of ATI all lawful acts and execute, acknowledge, and deliver all such instruments deemed necessary by ATI to vest in ATI the entire right, title and interest in and to such discoveries, inventions, and improvements, and to enable ATI properly to prepare, file, and prosecute applications for and obtain patents (including all kinds of intellectual property) thereon in any and all countries selected by ATI as well as reissues, renewals, and extensions thereof, and to obtain and record title to such applications and patents so that ATI shall be the sole and absolute owner thereto in any and all countries in which it may desire patent or like protection. The obligations of CONSULTANT under this Section 7 shall survive termination of this Agreement.
     (b) The parties intend that any and all works by CONSULTANT are a work for hire under the copyright laws such that ATI is the copyright owner of any and all works made by CONSULTANT in performance of SERVICES. In the event the works are not works for hire by operation of law, CONSULTANT hereby transfers ownership to ATI of all such copyrights and assigns to ATI all exclusive rights, and specifically waives all CONSULTANT’S special rights in such copyrights.

     SECTION 8. NONCOMPETE
     (a) For good consideration and as an inducement for ATI to enter into this Agreement, CONSULTANT agrees not to directly or indirectly compete with the business of ATI and its successors and assigns during the term of this Agreement.
     (b) The term “compete” as used herein shall mean that the CONSULTANT’S owning, managing, operating, consulting with or being employed in a business (whether or not incorporated) substantially similar to, or competitive with, any of the present or future businesses of ATI or such other business activity in which ATI may substantially engage or had substantially engaged during the Term of CONSULTANT’S employment with ATI or during the term of this Agreement.
     (c) The obligation of CONSULTANT under this Section 8 shall extend to any market and each geographical area in which ATI conducts its business and/or in which ATI products are sold.
     SECTION 9. NONSOLICITATION
     During the term, CONSULTANT agrees that CONSULTANT shall not, without the prior written consent of ATI, directly or indirectly:
     (a) hire, employ or engage any person who is an employee, consultant, sales representative or sales agent of ATI during the Term of this Agreement;
     (b) induce or attempt to induce any person who is an employee, sales representative or independent sales agent of ATI to terminate or materially reduce his or her employment or other relationship with ATI; or
     (c) induce or attempt to induce any person who is a customer (direct or indirect) of ATI to terminate or fail to renew or not extend or to change the terms of any written or oral agreement or understanding, course of dealing or other relationship with ATI or to reduce the amount of business it conducts with ATI or any subsidiary of ATI.
     SECTION 10. CONFIDENTIALITY
     (a) The term “INFORMATION” means all technical data and other information of every kind, written and unwritten, including information of a technical, engineering, operational, or economic nature, discovered or learned by the CONSULTANT during his employment with ATI prior to May 1, 2011 and/or thereafter becoming known to CONSULTANT by ATl, whether by disclosure by ATI, by the CONSULTANT by observing ATI’s facilities, methods and processes, or conceived, made, or developed by CONSULTANT in the course of performing SERVICES for ATI under this Agreement.
     (b) Without the express written consent of ATI to the contrary, all INFORMATION shall be:

(i)	received and maintained in confidence by CONSULTANT and shall not be disclosed, directly or indirectly, by CONSULTANT to any related or unrelated party whatsoever; and
(ii)	used by CONSULTANT only and exclusively for the performance of SERVICES for ATI.
     (c) The foregoing obligations of confidentiality use and nondisclosure shall not apply to any INFORMATION which:
(i)	was known to CONSULTANT prior to the date CONSULTANT became an employee of ATI as can be shown by documentary evidence; or
(ii)	is or becomes available in issued patents, published patent applications, or printed publications of general public circulation other than by acts or omissions of CONSULTANT; or
(iii)	is rightfully obtained by CONSULTANT without restriction from sources other than ATI who are rightfully in possession of such INFORMATION and who are not under any obligation of confidentiality to ATI.
     (d) CONSULTANT shall not publish findings obtained in the course of SERVICES without the prior written approval of ATI.
     (e) CONSULTANT agrees that all tangible embodiments of INFORMATION, including reports, memoranda, e-mail, computer software, drawings, designs, and worksheets, made or obtained by CONSULTANT in performance hereof, shall be and remain the property of ATI, may not be reproduced by CONSULTANT without written consent of ATI, and shall be returned to ATI promptly upon written request made by ATI or upon termination of this Agreement.
     (f) The obligation of CONSULTANT under this Section 10(a) through (e) shall continue in effect for a period of five (5) years from the date on which the last SERVICES are performed by CONSULTANT for ATI and shall survive such termination of this Agreement.
     SECTION 11. EQUITABLE REMEDIES
     The parties hereto agree that irreparable harm would occur in the event that any of the agreements, covenants and provisions of this Agreement were not performed fully by the parties in accordance with their specific terms and that money damages would not be an adequate remedy because of, among other reasons, the difficulty of ascertaining and quantifying the amount of damages that will be suffered by a party in the event of nonperformance and the additional damages inflicted by allowing the behavior of the breaching party to continue. It is hereby agreed that a party hereto shall be entitled to an injunction or injunctions or other equitable relief to restrain, enjoin and prevent breaches of this Agreement, particularly breaches of the covenants set forth in Section 7, 8, 9 and 10 above, in addition to and not in lieu of any damages that may be or become payable at law. Each party hereto consents to the jurisdiction of the courts of Pennsylvania and to the exercise by those courts of equity principles as if sitting in equity at common law.
     SECTION 12. ASSIGNMENT OF RIGHTS
     This Agreement shall inure to the benefit of and be binding upon ATI, its successors and assigns. This Agreement shall not be assigned by CONSULTANT without the prior written consent of ATI. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any person other than the parties hereto, any right, remedy or claim, under or by reason of this Agreement.
     SECTION 13. WAIVER OF RIGHTS
     Neither party shall be deemed to have waived any right, power or privilege under this Agreement or any provision hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of this Agreement or any parts thereof or the right of any party to thereafter enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. All remedies permitted under this Agreement shall be taken and construed as cumulative.
     SECTION 14. CORRESPONDENCE
     All notices, approvals, consents, requests, or demands required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given when deposited in the mail, registered or certified, postage prepaid, and addressed to the party entitled to receive such notice at the address shown below:

If to ATI:	Address: Attention:	Allegheny Technologies Incorporated 1000 Six PPG Place Pittsburgh, PA 15222-5479 General Counsel

If to CONSULTANT:	Address:	Jon D. Walton [home address omitted]
     Any party may subsequently designate another address by notice given in accordance with this Section 14. If notice is given by any other method than that stated herein, it shall be deemed effective only when the written notice is actually received.

     SECTION 15. MISCELLANEOUS
     (a) This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter of this Agreement and merges and supersedes all prior agreements, commitments, representations, writings, and discussions between them, whether written or oral. It is expressly understood that no representations, promises, warranties, or agreements have been made by either party except as the same are set forth herein. This Agreement may not be amended or terminated except in writing and signed by the proper and duly authorized representative of the party intended to be bound thereby.
     (b) No other rights or obligations other than those expressly recited herein are to be implied by this Agreement with respect to patents, inventions, and INFORMATION specifically, nothing contained in this Agreement shall be construed to grant CONSULTANT, directly or indirectly, any license or other right under any patent or patent application or other intellectual property owned or controlled by ATI.
     (c) If any provisions of this Agreement or its application to any person or circumstance is invalid or unenforceable, then the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby; provided, however, that if any provision or application thereof is invalid or unenforceable, then a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision.
     (d) The captions of the sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.
     (e) This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, excluding its conflict of law provisions.
     IN WITNESS WHEREOF, the parties have duly executed this Agreement in triplicate on the dates hereinafter shown.

ALLEGHENY TECHNOLOGIES INCORPORATED	CONSULTANT

By:	/s/ Richard J. Harshman	By:	/s/ Jon D. Walton

	Richard J. Harshman		Jon D. Walton

Date: April 21, 2011		Date: April 25, 2011